UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/22/2007

R. R. DONNELLEY & SONS COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4694

DE	361004130
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 S. Wacker Dr., Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-326-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

See Item 2.03.

Item 1.02.    Termination of a Material Definitive Agreement

See Item 2.03.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

R.R. Donnelley & Sons Company (the "Company"), as borrower, has entered into a $2 billion five-year revolving credit agreement (the "Credit Agreement"), dated as of January 8, 2007, among the Company, the lenders party thereto (the "Lenders"), and Bank of America, N.A., as administrative agent (the "Agent"). Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as syndication agents for the Credit Agreement. The Credit Agreement expires January 8, 2012, at which time all outstanding amounts under the Credit Agreement will be due and payable. There are no loans currently outstanding under the Credit Agreement. The Credit Agreement is available for borrowings by the Company if certain conditions precedent to each borrowing are met, including that (i) no event of default having occurred and being continuing and (ii) that the representations and warranties made in the Credit Agreement (other than the representation with respect to material adverse changes) are correct.

The Credit Agreement replaces the Company's previous $1 billion credit agreement that was due to expire in February 2009, under which no borrowings were outstanding at the time it was terminated.

At the Company's option, borrowings under the Credit Agreement will bear interest at a rate dependent on the Company's credit ratings at the time of such borrowing and will be calculated according to a base rate or a Eurocurrency rate plus an applicable margin, as the case may be. The Company must pay interest on borrowings not less often than quarterly. Depending on the Company's credit rating at the time of borrowing, the applicable margin can range from 0.29% to 0.675%. In addition, the Company must pay facility commitment fees quarterly in arrears at rates dependent on the Company's credit ratings, which rates can range from 0.06% to 0.175% of the aggregate amount of each Lender's revolving credit commitment.

The Credit Agreement contains customary covenants for transactions of this type, including two financial covenants: (i) an interest coverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not less than 3.0 to 1 and (ii) a leverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not greater than 4.0 to 1.

The Credit Agreement provides for customary events of default that are subject, in certain cases, to customary grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company proving to be incorrect, defaults relating to other indebtedness of at least $100,000,000 in the aggregate, certain insolvency and receivership events affecting the Company or its subsidiaries, judgments in excess of $100,000,000 in the aggregate being rendered against the Company or its subsidiaries, the acquisition of 50% or more by any person of any outstanding class of capital stock having ordinary voting power in the election of directors of the Company, and the incurrence of certain ERISA liabilities in excess of $100,000,000 in the aggregate.

In the event of a default by the Company, the Agent may, and at the direction of the requisite number of Lenders will, terminate the Lenders' commitments to make loans under the Credit Agreement, declare the obligations under the Credit Agreement immediately due and payable and enforce any and all rights of the Lenders or Agent under the Credit Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the Lenders are automatically terminated and all outstanding obligations become immediately due and payable.

Certain of the lenders, agents and other parties to the Credit Agreement, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the company and its subsidiaries. Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services. Among other things, certain of the lenders, agents and other parties to the Credit Agreement, and their affiliates, acted as underwriters in the Company's recent offering of debt securities as described in the Company's Form 8-K, dated January 9, 2007.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

99.1        Credit Agreement, dated as of January 8, 2007, among R.R. Donnelley & Sons Company, the lenders party thereto, and Bank of America, N.A., as administrative agent.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: January 22, 2007	By:	/s/ Suzanne S. Bettman
Suzanne S. Bettman
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Credit Agreement